EXHIBIT 5



                               HPA ASSOCIATES, LLC
                c/o Asset Management Associates of New York, Inc.
                                  P.O. Box 2850
                              Southampton, NY 11969









                                         June 18, 1997




EMPIRE OF CAROLINA, INC.
5150 Linton Blvd
Delray Beach, FL 33484
Attention:  Lawrence Geller,
            General Counsel and Secretary


       Securities Purchase Agreement, dated as of May 5, 1997, as amended by and among
      Empire of Carolina, Inc., HPA Associates, LLC and EMP Associates LLC
                              Direction of Issuance
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Gentlemen:

            We refer to the above-captioned agreement (the "Securities Purchase Agreement") and to the following documents and instruments issued in connection with the closings thereunder (terms used below that are defined in the Securities Purchase Agreement having the same meaning herein).

            1.    Certificate for 2,887,504 Warrants issued to HPA on June 17,
1997;

            2.    Certificate for 20,000 Warrants issued to HPA on June 17,
1997;

            3. Instruction Letter, dated June 18, 1997, pursuant to which HPA has been allocated 1,176,250 Warrants in connection with the closing under the Additional Financing;

            4. Instruction Letter, dated June 18, 1997, pursuant to which HPA has been allocated 73,750 Warrants in connection with the closing under the Additional Financing;

            5. Certificate for 230,000 shares of Series A Preferred Stock issued to HPA on June 17, 1997;


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EMPIRE OF CAROLINA, INC.                                            2



            6. Certificate for 20,000 shares of Series A Preferred Stock issued to HPA on June 17, 1997; and

            7. Letter Agreement, dated June 18, 1997, by and between HPA, the Company and Commonwealth Associates, Inc. ("Commonwealth") pursuant to which, at the request of Commonwealth, HPA has agreed to transfer 38,000 shares of Series A Preferred Stock and 38,000 Warrants to the Company for retransfer at the direction of Commonwealth.

            Pursuant to such documents and instruments described above, HPA is entitled to receive 4,119,504 Warrants. You are hereby directed to issue certificates for such Warrants as follows: 2,078,752 Warrants in the name of Charles S. Holmes, 1,978,252 Warrants in the name of James J. Pinto and 62,500 Warrants in the name of TelCom Partners L.P.

            Pursuant to such documents and instruments described above, HPA is also entitled to receive 212,000 shares of Series A Preferred Stock. You are hereby directed to reissue, upon cancellation of the certificates for Series A Preferred Stock referred to in items 5 and 6 above, certificates for shares of Series A Preferred Stock as follows: 125,000 shares in the name of Charles S. Holmes, 62,500 shares in the name of TelCom Partners L.P. and 24,500 shares in the name of James J. Pinto.


                              Very truly yours,

                              HPA ASSOCIATES, LLC


                              By:  /s/ James J. Pinto
                                 ----------------------------------
                                 James J. Pinto
                                 Managing Director